Mail Stop 3561
								February 9, 2006



Mr. David P. Phillips
Chief Financial Officer
Publix Super Markets, Inc.
3300 Publix Corporate Parkway
Lakeland, Florida  33811


	Re:	Publix Super Markets, Inc.
		Form 10-K for Fiscal Year Ended December 25, 2004
Filed March 10, 2005
		Forms 10-Q for Fiscal Quarters Ended March 26, 2005,
June
25, 2005
      and September 24, 2005
      Filed May 5, 2005, August 4, 2005 and November 3, 2005
      Response Letter Dated January 23, 2006
		File No. 0-00981


Dear Mr. Phillips:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

								Sincerely,



								William Choi
								Branch Chief

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